                                                                    EXHIBIT 14.1


                                 CODE OF ETHICS
                                       FOR
           THE CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER
                                 MARCH 30, 2004

This Code of Ethics for the Chief Executive Officer and Financial Officer (this "Code of Ethics") governs the conduct of the Chief Executive Officer, Chief Financial Officer or persons performing similar functions of Cell Robotics International, Inc. (the "Company"). This Code of Ethics is designed to deter wrongdoing and to promote ethical and legal behavior by the Company's Chief Executive Officer and Chief Financial Officer.

The Chief Executive Officer and Chief Financial Officer are responsible for:

    |X| Acting with honesty and integrity, and avoiding actual or apparent conflicts of interest involving personal and professional relationships;

    |X| Disclosing to the general counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;

    |X| Ensuring that the Company's disclosure controls and procedures function properly and providing officials of the Company information that is full, fair, accurate, complete, objective, timely, and understandable for inclusion in fillings the Company makes with the Securities and Exchange Commission and in other public communications made by the Company;

    |X| Complying with laws, rules, and regulations of all U.S. and non-U.S.
        governmental entities, as well as other private and public regulatory agencies to which the Company is subject; and

    |X| Reporting to the general counsel any violations of this Code of Ethics of which each such person is aware.

The waiver of any duty or responsibility set forth in this Code of Ethics must be made by the Board of Directors of the Company and will be reported in a public filling with the Securities and Exchange Commission within two business days after such waiver is granted.

ACKOWLEDGMENT

THIS IS TO ACKNOWLEDGE RECEIPT OF THE CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND PRINCIPAL FINANCIAL OFFICER. I UNDERSTAND THAT FAILURE TO ADHERE TO THE PRINCIPLES AND RESPONSIBILITIES SET FORTH IN THIS CODE OF ETHICS MAY RESULT IN DISCIPLINARY ACTION, INCLUDING REPRIMAND, WARNINGS, SUSPENSION, DEMOTION, SALARY REDUCTION, RESTITUTION AND/OR DISCHARGE, AS WELL AS POSSIBLE LEGAL PENALTIES.

/s/ Eutimio Sena                              /s/ Juanita Johnson
-----------------------------                 ----------------------------------
Eutimio Sena                                  Juanita Johnson
Chief Executive Officer                       Principal Financial Officer
May 6, 2005                                   May 6, 2005



                                       70